Exhibit 99.6

Additional Solicitation Materials

Table of Contents

1.	Dear Member Letter

2.	Dear Friend Letter

3.	Dear Prospective Investor Letter

4.	Dark Blue Sky Letter

5.	Question & Answer Brochure

6.	KBW Letter

7.	Proxy Reminder

8.	Read This First Letter

9.	Sample Website Messages

S O U N D  C O M M U N I T Y  M H C  L O G O

Dear Member:

We are pleased to announce that Sound Community MHC is converting from the mutual holding company to the stock holding company form of organization, subject to approval by the members of Sound Community MHC at a Special Meeting of Members (the depositors of Sound Community Bank) to be held for that purpose. Following the conversion, Sound Community Bank will be the wholly owned subsidiary of a newly formed Maryland stock holding company named Sound Financial Bancorp, Inc.  In connection with the conversion, Sound Financial Bancorp, Inc. is offering shares of its common stock in a subscription and community offering pursuant to a Plan of Conversion and Reorganization.

To complete the conversion, we need your participation in an important vote. Enclosed are a proxy statement and a prospectus describing the Plan of Conversion and Reorganization and your voting and subscription rights. YOUR VOTE IS VERY IMPORTANT.

Enclosed, as part of the proxy materials, is your proxy card, the detachable section attached to the order form bearing your name and address. This proxy card should be voted prior to the Special Meeting of Members to be held on _____. Please follow the enclosed instructions to vote TODAY by Internet or Telephone, or you may vote by mail using the enclosed envelope.  FAILURE TO VOTE HAS THE SAME EFFECT AS VOTING AGAINST THE CONVERSION.

The Board of Directors believes the conversion will offer a number of advantages, such as an opportunity for depositors of Sound Community Bank to become stockholders of Sound Financial Bancorp, Inc. Please remember:

➢           Your deposit accounts will continue to be insured up to the maximum legal limit by the Federal Deposit Insurance Corporation (“FDIC”).

➢           There will be no change in the balance, interest rate or maturity of any deposit account or loan because of the conversion.

➢           Depositors have a right, but not an obligation, to buy Sound Financial Bancorp, Inc. common stock and may do so without the payment of a commission before it is offered to the general public.

➢           Like all stock, shares of Sound Financial Bancorp, Inc.’s common stock issued in this offering will not be insured by the FDIC.

The enclosed prospectus contains a detailed discussion of the conversion and stock offering. We urge you to read this document carefully. If you are interested in purchasing the common stock of Sound Financial Bancorp, Inc., your Stock Order and Certification Form and payment must be received by us before 12:00 noon, Pacific Time, on ___________.

If you have any questions regarding the offering, please call our information hotline at (___) ___-____ to speak to a representative of Keefe, Bruyette & Woods, Inc.  Representatives are available by telephone Monday through Friday, 7:00 a.m. to 3:00 p.m., Pacific Time.  You may also meet in person with a representative by visiting our stock information center, located in our office at 2005 5th Avenue, Suite 200, Seattle, Washington, on [- DAYS AND TIMES TBD -].  The stock information center will be closed on weekends and bank holidays.

Sincerely,

Laura Lee Stewart

President and Chief Executive Officer

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.  An investment in the shares of common stock is subject to investment risks, including possible loss of the principal invested.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

S O U N D  C O M M U N I T Y  M H C  L O G O

Dear Friend:

We are pleased to announce that Sound Community MHC is converting from the mutual holding company to the stock holding company form of organization, subject to approval by the members of Sound Community MHC (the depositors of Sound Community Bank) at a Special Meeting of Members to be held for that purpose. Following the conversion, Sound Community Bank will be the wholly owned subsidiary of a newly formed Maryland stock holding company named Sound Financial Bancorp, Inc.  In connection with the conversion, Sound Financial Bancorp, Inc. is offering shares of its common stock in a subscription and community offering pursuant to a Plan of Conversion and Reorganization.

Because we believe you may be interested in learning more about an investment in the common stock of Sound Financial Bancorp, Inc., we are sending you the following materials which describe the conversion and stock offering.

PROSPECTUS: This document provides detailed information about Sound Community Bank’s operations and the proposed conversion and offering of Sound Financial Bancorp, Inc. common stock.

STOCK ORDER AND CERTIFICATION FORM: This form is used to purchase stock by returning it with your payment before the order deadline of 12:00 noon, Pacific Time, on _______.  Delivery of an original stock order form (we reserve the right to reject copies or facsimiles) and full payment may be made by overnight courier to the address listed on the top of the stock order form, by hand-delivery to any of Sound Community Bank’s branch offices, or by mail, using the stock order reply envelope provided.  Please do not mail stock order forms to any Sound Community Bank branch office.

As a friend of Sound Community Bank, you will have the opportunity to buy common stock directly from Sound Financial Bancorp, Inc. without paying a commission.

If you have any questions regarding the offering, please call our information hotline at (___) ___-____ to speak to a representative of Keefe, Bruyette & Woods, Inc.  Representatives are available by telephone Monday through Friday, 7:00 a.m. to 3:00 p.m., Pacific Time.  You may also meet in person with a representative by visiting our stock information center, located in our office at 2005 5th Avenue, Suite 200, Seattle, Washington, on [- DAYS AND TIMES TBD -].  The stock information center will be closed on weekends and bank holidays.

Sincerely,

Laura Lee Stewart

President and Chief Executive Officer

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. An investment in the shares of common stock is subject to investment risks, including possible loss of the principal invested.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

S O U N D  C O M M U N I T Y  B A N C O R P,  I N C.  L O G O

Dear Prospective Investor:

We are pleased to announce that Sound Community MHC is converting from the mutual holding company to the stock holding company form of organization, subject to approval by the members of Sound Community MHC (the depositors of Sound Community Bank) at a Special Meeting of Members to be held for that purpose. Following the conversion, Sound Community Bank will be the wholly owned subsidiary of a newly formed Maryland stock holding company named Sound Financial Bancorp, Inc.  In connection with the conversion, Sound Financial Bancorp, Inc. is offering shares of its common stock in a subscription and community offering pursuant to a Plan of Conversion and Reorganization.

Because we believe you may be interested in learning more about an investment in the common stock of Sound Financial Bancorp, Inc., we are sending you the following materials which describe the conversion and stock offering.

PROSPECTUS: This document provides detailed information about Sound Community Bank’s operations and the proposed conversion and offering of Sound Financial Bancorp, Inc. common stock.

STOCK ORDER AND CERTIFICATION FORM: This form is used to purchase stock by returning it with your payment before the order deadline of 12:00 noon, Pacific Time, on _______. Delivery of an original stock order form (we reserve the right to reject copies or facsimiles) and full payment may be made by overnight courier to the address listed on the top of the stock order form, by hand-delivery to any of Sound Community Bank’s branch offices, or by mail, using the stock order reply envelope provided.  Please do not mail stock order forms to any Sound Community Bank branch office.

We invite you and other community members to become stockholders of Sound Financial Bancorp, Inc. Through this offering, you have the opportunity to buy stock directly from Sound Financial Bancorp, Inc. without paying a commission.

If you have any questions regarding the offering, please call our information hotline at (___) ___-____ to speak to a representative of Keefe, Bruyette & Woods, Inc.  Representatives are available by telephone Monday through Friday, 7:00 a.m. to 3:00 p.m., Pacific Time.  You may also meet in person with a representative by visiting our stock information center, located in our office at 2005 5th Avenue, Suite 200, Seattle, Washington, on [- DAYS AND TIMES TBD -].  The stock information center will be closed on weekends and bank holidays.

Sincerely,

Laura Lee Stewart

President and Chief Executive Officer

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.  An investment in the shares of common stock is subject to investment risks, including possible loss of the principal invested.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

S O U N D  C O M M U N I T Y  M H C  L O G O

Dear Member:

We are pleased to announce that Sound Community MHC is converting from the mutual holding company to the stock holding company form of organization, subject to approval by the members of Sound Community MHC (the depositors of Sound Community Bank) at a Special Meeting of Members to be held for that purpose. Following the conversion, Sound Community Bank will be the wholly owned subsidiary of a newly formed Maryland stock holding company named Sound Financial Bancorp, Inc.  In connection with the conversion, Sound Financial Bancorp, Inc. is offering shares of its common stock in a subscription and community offering pursuant to a Plan of Conversion and Reorganization.

Unfortunately, Sound Financial Bancorp, Inc. is unable to either offer or sell its common stock to you because the small number of eligible subscribers in your jurisdiction makes registration or qualification of the common stock under the securities or other laws of your jurisdiction impractical for reasons of cost or otherwise.  Accordingly, this letter and the enclosures should not be considered an offer to sell or a solicitation of an offer to buy the common stock of Sound Financial Bancorp, Inc.

However, as a member of Sound Community MHC, you have the right to vote on the Plan of Conversion and Reorganization of Sound Community MHC at the Special Meeting of Members to be held on _________.  Enclosed is a proxy statement describing the offering, your voting rights, and proxy cards.  YOUR VOTE IS VERY IMPORTANT.  Your proxy card(s) should be voted prior to the Special Meeting of Members on _____, 2012.  Please follow the enclosed instructions to vote TODAY by Internet or Telephone, or you may vote by mail using the enclosed envelope.  FAILURE TO VOTE HAS THE SAME EFFECT AS VOTING AGAINST THE CONVERSION.

Please remember:

Your deposit accounts will continue to be insured up to the maximum legal limit by the Federal Deposit Insurance Corporation (“FDIC”).

There will be no change in the balance, interest rate or maturity of any deposit account or loan because of the conversion.

We invite you to attend the Special Meeting of Members on ___________.  Whether or not you are able to attend, please vote by internet or telephone, or complete the enclosed proxy card(s) and return them to the nearest Sound Community Bank branch location, or mail them today using the enclosed postage-paid business reply envelope.

If you have any questions regarding the Plan of Conversion and Reorganization please call our information hotline at (___) ___-____.  Representatives are available by telephone Monday through Friday, 7:00 a.m. to 3:00 p.m., Pacific Time.

Sincerely,

Laura Lee Stewart

President and Chief Executive Officer

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. An investment in the shares of common stock is subject to investment risks, including possible loss of the principal invested.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

SOUND FINANCIAL BANCORP, INC LOGO

Proposed Holding Company for

Sound Community Bank

Q&A GRAPHIC

QUESTIONS AND ANSWERS

ABOUT OUR CONVERSION

AND STOCK OFFERING

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

This pamphlet answers questions about the Sound Community MHC conversion and the common stock offering of Sound Financial Bancorp, Inc.  Investing in shares of common stock involves certain risks. For a discussion of these risks and other factors, including a detailed description of the offering, investors are urged to read the accompanying prospectus, especially the discussion under the heading “Risk Factors.”

GENERAL – THE CONVERSION AND REORGANIZATION

Our Board of Directors has determined that the conversion and reorganization is in the best interests of Sound Community Bank, our customers and the communities we serve.

WHAT IS THE CONVERSION AND REORGANIZATION?

Under the Plan of Conversion and Reorganization (the “plan”), our organization is converting from the partially public mutual holding company format to a full stock holding company format.  Currently, Sound Community MHC, the mutual holding company, owns the majority of the common stock of the present Sound Financial, Inc.  A minority of the shares of the common stock of Sound Financial, Inc. is owned by public shareholders. As a result of the conversion and reorganization, Sound Financial Bancorp, Inc., our newly-formed holding company, will become the parent company of Sound Community Bank and public shareholders will own 100% of the shares of Sound Financial Bancorp, Inc.  The shares of common stock we are offering represent the majority ownership interest in Sound Financial, Inc. currently owned by Sound Community MHC.

At the completion of the conversion, public shareholders of the present Sound Financial, Inc. will exchange their shares for the newly issued shares of common stock of Sound Financial Bancorp, Inc., maintaining their percentage ownership in our organization prior to the conversion (excluding their purchases of stock in the offering and cash received by them in lieu of fractional exchange shares).  In addition, Sound Community MHC and Sound Financial, Inc. will cease to exist.

WHY IS SOUND COMMUNITY MHC CONVERTING TO THE STOCK FORM OF ORGANIZATION?

Our primary reasons for converting to the fully public stock form of ownership and undertaking the stock offering are to: support organic growth by increasing our lending in the communities we serve; improve our capital position (although, as of December 31, 2011, Sound Community Bank was considered “well capitalized” for regulatory purposes); finance the possible acquisition of branches from other financial institutions or build or lease new branch facilities (we currently have no specific plans); enhance existing products and services, support the development of new products and services; operate in a more familiar form of organization; and seek to improve the liquidity of our shares of common stock and shareholder returns.

WHAT EFFECT WILL THE CONVERSION HAVE ON EXISTING DEPOSIT AND LOAN ACCOUNTS AND CUSTOMER RELATIONSHIPS?

The conversion will have no effect on existing deposit or loan accounts or customer relationships. Deposits will continue to be federally insured by the Federal Deposit Insurance Corporation to the maximum legal limit. Interest rates and existing terms and conditions on deposit accounts will remain the same upon completion of the conversion. Contractual obligations of borrowers of Sound Community Bank will not change and there will be no change in the amount, interest rate, maturity, security or any other condition relating to the respective loans of customers as a direct result of the conversion and reorganization.

WILL CUSTOMERS NOTICE ANY CHANGE IN SOUND COMMUNITY BANK’S DAY-TO-DAY ACTIVITIES AS A RESULT OF THE CONVERSION AND THE OFFERING?

No. It will be business as usual. The conversion is an internal change in our corporate structure. There are no planned changes to our Board of Directors, management, staff or branches at this time.

THE PROXY VOTE

THE PLAN OF CONVERSION AND REORGANIZATION IS SUBJECT TO SHAREHOLDER AND DEPOSITOR APPROVAL.

SHOULD I VOTE TO APPROVE THE PLAN OF CONVERSION AND REORGANIZATION?

Your Board of Directors recommends a vote “FOR” the Plan of Conversion and Reorganization. Your Board of Directors believes that converting to a fully public ownership structure will best support future growth and expanded services. Your “FOR” vote is very important! NOT VOTING HAS THE SAME EFFECT AS VOTING “AGAINST” THE PLAN OF CONVERSION.

WHY DID I GET SEVERAL PROXY CARDS?

If you have multiple accounts with Sound Community Bank, you could receive more than one proxy card, depending on the ownership structure of your accounts. There are no duplicate cards – please vote all of the proxy cards you receive.

PLEASE VOTE TODAY BY INTERNET OR TELEPHONE, or if you prefer you can drop off your signed proxy card(s) at any of our branch locations or mail them to us using the reply envelope provided.

HOW MANY VOTES DO I HAVE?

Depositors are entitled to one vote for each $100 on deposit with Sound Community Bank as of the voting record date.  No depositor may cast more than 1,000 votes.  Proxy cards are not imprinted with your number of votes; however, votes will be automatically tallied by computer when returned to the Stock Information Center.

MAY I VOTE IN PERSON AT THE SPECIAL MEETING?

Yes, but we would still like you to vote by internet or telephone, or to sign and date your proxy card(s) and drop them off at a Sound Community Bank branch office or mail them to us today in the postage-paid business reply envelope provided.  If you decide to revoke your proxy, you may do so at any time before the proxy is exercised by executing and delivering a later-dated proxy or by giving notice of revocation in writing or by voting in person at the special meeting. Attendance at the special meeting will not, of itself, revoke a proxy.

MORE THAN ONE NAME APPEARS ON MY PROXY CARD, WHO MUST SIGN?

The names reflect the title of your accounts. Proxy cards for joint accounts require the signature of only one of the members. Proxy cards for trust or custodial accounts must be signed by the trustee or the custodian, not the listed beneficiary.

THE STOCK OFFERING AND PURCHASING SHARES

ARE SOUND COMMUNITY BANK’S DEPOSITORS REQUIRED TO PURCHASE STOCK IN THE CONVERSION?

No depositor or other person is required to purchase stock. However, depositors and other eligible persons will be provided the opportunity to purchase stock consistent with the established priority of subscription rights, should they so desire. The decision to purchase stock will be exclusively that of each person. Whether an individual decides to purchase stock or not will have no positive or negative impact on his or her standing as a customer of Sound Community Bank.  The conversion will allow depositors of Sound Community Bank an opportunity to buy common stock and become shareholders of Sound Financial Bancorp, Inc.

HOW MANY COMMON SHARES ARE BEING OFFERED AND AT WHAT PRICE?

Sound Financial Bancorp, Inc. is offering up to 1,495,000 shares of common stock, subject to adjustment as described in the prospectus, at a price of $10.00 per share.

WHO IS ELIGIBLE TO PURCHASE COMMON STOCK IN THE SUBSCRIPTION AND COMMUNITY OFFERINGS?

Pursuant to the Plan, non-transferable rights to subscribe for shares of Sound Financial Bancorp, Inc. common stock in the Subscription Offering have been granted in the following descending order of priority.

Priority 1 -	Depositors with accounts at Sound Community Bank with aggregate balances of at least $50 at the close of business on December 31, 2010

Priority 2 -	Our tax-qualified employee stock benefit plans

Priority 3 -	Depositors with accounts at Sound Community Bank with aggregate balances of at least $50 at the close of business on , 2012 who are not eligible in priority 1, above

Priority 4 -	Depositors of Sound Community Bank at the close of business on , 2012 who are not eligible in priorities 1 or 3, above

Shares not purchased in the Subscription Offering may be offered for sale to the general public in a direct Community Offering, with a preference given first to natural persons and trusts of natural persons residing in the Washington counties of Clallam, King, Pierce and Snohomish; and then to Sound Financial, Inc. public shareholders as of [VOTING RECORD DATE]. Shares not sold in the Subscription and direct Community Offerings may be offered for sale through a Syndicated Community Offering to selected investors.

IF I SUBSCRIBE, WILL I RECEIVE STOCK?

Not necessarily.  Placing an order does not guarantee that you will receive stock.  This will depend on several factors such as the total number of shares ordered in the offering, your level of subscription priority, and possibly your account balance at the applicable record date.  If we receive orders for more shares than we are offering, we may not be able to fully or partially fill your order.  Shares will be allocated first to subscribers in the subscription offering in the order of priority set forth above.

HOW MANY SHARES MAY I ORDER?

The minimum purchase is 25 shares.  The maximum purchase for an individual or multiple individuals exercising subscription rights through a single qualifying account is 30,000 shares ($300,000).   No person individually or together with “associates”, as defined in the prospectus, and persons “acting in concert”, as defined in the prospectus, may purchase more than 30,000 shares of the common stock offered in the stock offering.

I HAVE CUSTODIAL ACCOUNTS WITH THE BANK FOR MY MINOR CHILDREN.  MAY I USE THESE TO PURCHASE STOCK?

Yes.  However, the stock must be purchased in the name of the minor child.  A custodial account does not entitle the custodian to purchase stock in his or her own name.

I HAVE BUSINESS ACCOUNTS WITH THE BANK.  MAY I USE THESE TO PURCHASE STOCK?

Yes.  However, the stock must be purchased in the name of the business.  A business account does not entitle an employee or signor for the business to purchase stock in his or her own name.  Funds used to purchase stock must also come from the business.

WILL THE COMMON STOCK BE INSURED?

NO.  Like any common stock, the common stock of Sound Financial Bancorp, Inc. will NOT be insured.

HOW DO I ORDER THE COMMON STOCK?

You must complete and return the enclosed Stock Order and Certification Form, along with full payment. Instructions for completing your Stock Order and Certification Form are included with the order form. Your order must be received by us (not postmarked) by 12:00 noon, Pacific Time,                   .   Delivery of an original stock order form (we reserve the right to reject copies or facsimiles) and full payment may be made by overnight courier to the address listed on the top of the stock order form, by hand-delivery to any of our branch offices, or by mail, using the Stock Order Reply Envelope provided. Please do not mail stock order forms to Sound Community Bank’s offices.

* Due to recently announced reductions in U.S. Postal Service first class mail delivery standards, we encourage you to consider in-person or overnight delivery of your stock order form to increase the likelihood your order will be received before the deadline.

HOW MAY I PAY FOR MY COMMON STOCK?

First, you may pay for common stock by check or money order made payable to Sound Financial Bancorp, Inc. These funds will be cashed upon receipt. We cannot accept wires or third party checks. Sound Community Bank line of credit checks may not be used. Please do not mail cash!

Second, you may authorize us to withdraw funds from YOUR SAVINGS ACCOUNT or CERTIFICATE OF DEPOSIT at Sound Community Bank. There is no penalty for early withdrawal from a certificate of deposit for the purposes of purchasing stock in the offering. You will not have access to these funds from the day we receive your order until completion or termination of the conversion. You may not designate withdrawal from Sound Community Bank accounts with check-writing privileges. Please submit a check instead. Also, IRA or other retirement accounts held at Sound Community Bank may not be listed for direct withdrawal. See information on IRAs below.

WILL I EARN INTEREST ON MY FUNDS?

Funds received during the offering will be held in a segregated account at Sound Community Bank and will earn interest at Sound Community Bank’s regular savings rate from the day the funds are received until the completion or termination of the offering.  At that time, you will be issued a check for interest earned on these funds. If paid by authorizing a direct withdrawal from your Sound Community Bank deposit account(s), your funds will continue earning interest within the account, at the applicable deposit account rate, until they are withdrawn.

CAN I PURCHASE STOCK USING FUNDS IN MY SOUND COMMUNITY BANK IRA?

Perhaps, but not directly.   To do so, you must first establish a self-directed IRA at a brokerage firm willing to allow this type of investment and then transfer to this brokerage firm the necessary funds from your IRA at Sound Community Bank.  Please contact your broker or self-directed IRA provider as soon as possible if you want to explore this option, as these transactions take time. Your ability to use such funds for this purchase may depend on time constraints, as well as possible investment restrictions placed by your broker.

WILL DIVIDENDS BE PAID ON THE COMMON STOCK?

After the conversion, we intend to pay cash dividends on a quarterly basis.  The dividend rate and the continued payment of dividends will depend on a number of factors, including our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions.  No assurance can be given that we will pay dividends or that, if paid, we will not reduce or eliminate dividends in the future.  See the section of the prospectus titled “Our Policy Regarding Dividends” for further details.

HOW WILL THE COMMON STOCK BE TRADED?

After the completion of the conversion, Sound Financial Bancorp, Inc.’s stock is expected to trade on the Nasdaq Capital Market under the symbol “SNFL.”  However, no assurance can be given that an active and liquid market will develop.

ARE EXECUTIVE OFFICERS AND DIRECTORS OF SOUND COMMUNITY BANK PLANNING TO PURCHASE STOCK?

Yes.  The executive officers and directors of Sound Community Bank plan to purchase, in the aggregate, [$               ] worth of stock or approximately [       %] of the common stock offered at the minimum of the offering range.

MUST I PAY A COMMISSION?

No. You will not be charged a commission on the purchase of common stock in the conversion.  However, if you are purchasing through a brokerage account, your broker may charge fees associated with your purchase.

MAY I CHANGE MY MIND AFTER I PLACE AN ORDER TO SUBSCRIBE FOR STOCK?

No. After receipt your executed stock order form may not be modified, amended or rescinded without our consent, unless the offering is not completed by                    , in which event subscribers may be given the opportunity to increase, decrease or rescind their orders for a specified period of time.

IF I RECEIVE SHARES IN THE OFFERING, WHEN WILL I RECEIVE MY STOCK CERTIFICATE?

Our transfer agent will send stock certificates by first class mail as soon as possible after completion of the stock offering. Although the shares of Sound Financial Bancorp, Inc. common stock will have begun trading, brokerage firms may require that you have received your stock certificate(s) prior to selling your shares. Your ability to sell the shares of common stock prior to your receipt of the stock certificate will depend on the arrangements you may make with your brokerage firm.

WHERE TO GET MORE INFORMATION

For additional information, refer to the offering prospectus or call our information hotline at (      )       -        to speak to a representative of Keefe, Bruyette & Woods, Inc.  Representatives are available by telephone Monday through Friday, 7:00 a.m. to 3:00 p.m., Pacific Time.  You may also meet in person with a representative by visiting our stock information center, located in our office at 2005 5th Avenue, Suite 200, Seattle, Washington, on [- DAYS AND TIMES TBD -].  The stock information center will be closed on weekends and bank holidays.

To Members and Friends of Sound Community Bank and Sound Community MHC

Keefe, Bruyette & Woods, Inc., a member of the Financial Industry Regulatory Authority, is assisting Sound Community MHC in converting from the mutual holding company to the stock holding company form of organization, subject to approval by the depositors of Sound Community Bank.  Upon completion of the conversion, Sound Community Bank will be the wholly owned subsidiary of a newly formed Maryland corporation named Sound Financial Bancorp, Inc.  In connection with the conversion, Sound Financial Bancorp, Inc. is offering shares of its common stock in a subscription and community offering pursuant to a Plan of Conversion and Reorganization.

At the request of Sound Financial Bancorp, Inc., we are enclosing materials explaining this process and your options, including an opportunity to invest in the shares of Sound Financial Bancorp, Inc. common stock being offered to depositors of Sound Community Bank and various other persons until 12:00 noon, Pacific Time, on __________. Please read the enclosed prospectus carefully for a complete description of the stock offering. Sound Financial Bancorp, Inc. has asked us to forward the prospectus and accompanying documents to you in view of certain requirements of the securities laws in your state.

If you have any questions regarding the offering, please call our information hotline at (___) ___-____ to speak to a representative of Keefe, Bruyette & Woods, Inc.  Representatives are available by telephone Monday through Friday, 7:00 a.m. to 3:00 p.m., Pacific Time.  You may also meet in person with a representative by visiting our stock information center, located in our office at 2005 5th Avenue, Suite 200, Seattle, Washington, on [- DAYS AND TIMES TBD -].  The stock information center will be closed on weekends and bank holidays.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. An investment in the shares of common stock is subject to investment risks, including possible loss of the principal invested.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

S O U N D  C O M M U N I T Y  M H C  L O G O

PROXY VOTE REMINDER

PLEASE VOTE TODAY!

Sound Community MHC and Sound Community Bank greatly value your opinion & support.

•                  Your vote on the Plan of Conversion and Reorganization has not yet been received.

•                  Please take a moment to cast your vote today!

✓           Vote immediately by telephone or internet, or by mail using the enclosed envelope.

✓           You may also drop off your signed proxy card(s) at any of our branch offices.

If you have already voted your proxy card(s), please accept our thanks and disregard this notice. For further information please call our information hotline at (___) ___-____

Read This First

Guidance for Depositors of Sound Community Bank

Sound Financial Bancorp, Inc., the proposed holding company of Sound Community Bank, is in the process of selling stock to the public, as part of its mutual-to-stock conversion and reorganization. As a depositor of Sound Community Bank you have certain priority subscription rights to purchase stock in the offering. These priority subscription rights are non-transferable. If you subscribe for stock, you will be asked to sign a statement that the purchase is for your own account, and that you have no agreement or understanding regarding the subsequent sale or transfer of any shares you receive.

On occasion, unscrupulous people attempt to persuade depositors to transfer subscription rights, or to purchase shares in the offering based on the understanding that the shares will subsequently be transferred to others. Such arrangements violate Federal and State regulations. If you participate in these schemes, you are breaking the law and may be subject to prosecution. If someone attempts to persuade you to participate in such a scheme, please contact the Sound Financial Bancorp, Inc. information hotline at (___) ___-____.  Sound Financial Bancorp, Inc. and Sound Community Bank are very interested in ensuring that the prohibitions on transfer of subscription rights are not violated.

How will you know if you are being approached illegally? Typically, a fraudulent opportunist will approach you and offer to “loan” you money to purchase a significant amount of stock in the offering. In exchange for that “loan” you most likely will be asked either to transfer control of any stock purchased with that money to an account the other person controls, or sell the stock and give the majority of the profits to the other person. You may be told, untruthfully, that there is no risk to you, or that the practice is common, and even if you are caught, your legal expenses will be covered.

On the back of this page is a list of some key concepts that you should keep in mind when considering whether to participate in the Sound Financial Bancorp, Inc. mutual-to-stock conversion offering.  If you have questions, please contact us at the number above.

What Investors Need to Know

Key concepts for investors to bear in mind when considering whether to participate in the Sound Financial Bancorp, Inc. mutual-to-stock conversion offering include the following:

•                Know the Rules - By law, depositors cannot sell or transfer their priority subscription rights, or the stock itself, prior to the completion of a financial institution’s conversion. Moreover, depositors cannot enter into agreements or arrangements to sell or transfer either their subscription rights or the underlying conversion stock.

•                “Neither a Borrower nor a Lender Be” -  If someone offers to lend you money so that you can participate  or participate more fully  in a conversion, be extremely wary. Be even more wary if the source of the money is someone you do not know. The loan agreement may make you unable to certify truthfully that you are the true holder of the subscription rights and the true purchaser of the stock and that you have no agreements regarding the sale or transfer of the stock.

•                Watch Out for Opportunists - The opportunist may tell you that he or she is a lawyer - or a consultant or a professional investor or some similarly impressive tale - who has experience with similar mutual conversion transactions. The opportunist may go to extreme lengths to assure you that the arrangement you are entering into is legitimate. They might tell you that they have done scores of these transactions and that this is simply how they work. Or they might downplay the warnings or restrictions in the prospectus or order form, telling you that “everyone” enters into such agreements or that the deal they are offering is legitimate. They may also tell you that you have no risk in the transaction. The cold, hard truth is that these are lies, and if you participate, you are breaking the law.

•                Get the Facts from the Source - If you have any questions about this securities offering, or if you have any doubts about a transaction proposed to you by someone else, please call the Sound Financial Bancorp, Inc. information hotline at (___) ___-____.

The bottom line for investors is always to remember that if an opportunity sounds too good to be true, it probably is too good to be true.

START OF OFFERING

Sound Community Bank Website Message:

Plan of Conversion and Reorganization

Information

Sound Community Bank is pleased to announce that materials were mailed on or about ________, 2012, regarding Sound Community MHC’s Plan of Conversion and Reorganization and the related common stock offering by Sound Financial Bancorp, Inc. If you were a depositor as of December 31, 2010, _________ 2012, or _____, 2012, you should be receiving a packet of materials soon. We encourage you to read the information carefully.

If you were a depositor of Sound Community Bank as of ______, 2012, one or more proxy cards are included in your packet. We encourage you to vote your proxy today via internet or telephone using the instructions provided with your proxy card(s), or if you prefer you can drop off your signed proxy card(s) at any of our branch locations or mail them to us in the envelope provided.

Information, including a prospectus describing Sound Financial Bancorp, Inc.’s common stock offering, was also enclosed. The subscription offering has commenced and continues until 12:00 noon, Pacific Time, on ___________, at which time your order must be received by us if you want to take part in the offering.

Depending upon the outcome of the subscription and community offering, our best estimate at this time for trading of the newly issued Sound Financial Bancorp, Inc. common stock is ________, 2012.  However, as described in the prospectus, it could be later. The stock is expected to trade under the symbol “SNFL” on the Nasdaq Capital Market. We will keep you as informed as possible on this site.

If you have any questions regarding the offering, please call our information hotline at (___) ___-____ to speak to a representative of Keefe, Bruyette & Woods, Inc.  Representatives are available by telephone Monday through Friday, 7:00 a.m. to 3:00 p.m., Pacific Time.  You may also meet in person with a representative by visiting our stock information center, located in our office at 2005 5th Avenue, Suite 200, Seattle, Washington, on [- DAYS AND TIMES TBD -].  The stock information center will be closed on weekends and bank holidays.

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. An investment in the shares of common stock is subject to investment risks, including possible loss of the principal invested.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

END OF OFFERING

Sound Community Bank Website Message:

Stock Issuance Information

The Sound Financial Bancorp, Inc. common stock offering closed on ___________. The results of the offering are as follows:  _____________________________

__________________________________________________________

__________________________________________________________.

Interest and refund checks [include if applicable] are expected to be mailed to subscribers on or about ________, 2012 by regular mail to the name and address provided on the Stock Order and Certification Form submitted. No special mailing instructions will be accepted.

[Include if applicable]:  Allocations are available on KBW’s website. [If applicable] You can view your allocation online by visiting https://allocations.kbw.com, selecting the Sound Financial Bancorp, Inc. offering,  and entering your order number and the last four digits of your social security number.

[Include if applicable]:  Notice to Subscribers not receiving all shares:  Please be aware that while we believe this to be a final allocation, we reserve the right to amend this amount up to the time of trading and recommend you verify the number of shares you received on the face of the certificate you will receive prior to trading your shares

The transfer agent for Sound Financial Bancorp, Inc. is Broadridge Corporate Issuer Solutions, Inc. in Philadelphia, Pennsylvania, and the phone number for its Investor Relations Department is (___) ___-____.

We anticipate trading to begin on or about ____________, 2012 on the Nasdaq Capital Market under the symbol “SNFL.”

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. An investment in the shares of common stock is subject to investment risks, including possible loss of the principal invested.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.